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                                                                EXHIBIT (j)(2)




                       [Venable, Baetjer and Howard, LLP
                                  Letterhead]



                                    September 25, 1998


Dechert Price & Rhoads
30 Rockefeller Plaza
New York, NY 10112

                  Re: The First Australia Prime Income Fund,
                      Inc. -- 1998 Rights Offering

Ladies and Gentlemen:

     We have acted as special Maryland counsel to The First Australia Prime Income Fund, Inc., a Maryland corporation (the "Company"), in connection with the proposed public offering of up to 81,143,470 shares of the Company's common stock, par value $.01 per share (the "Shares"), pursuant to a rights offering to shareholders of the Company.

     We have examined the Company's prospectus included in its Registration Statement on Form N-2, File No. 333-61841, substantially in the form in which it is to become effective (the "Prospectus"), copies of the Company's Charter and Bylaws, and resolutions adopted by the Board of Directors of the Company and the Pricing Committee appointed by the Board of Directors, and have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such other corporate records of the Company and documents and certificates with respect to factual matters as we have deemed necessary for purposes of this opinion. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents, and the conformity with the originals of all copies furnished to us.



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Dechert Price & Rhoads
September 25, 1998

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         Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of State of Maryland.

         2. The Shares have been duly and validly authorized and, upon the issuance of the Shares and payment therefor in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely on this opinion in rendering your opinion to the Securities and Exchange Commission that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. No other person may rely upon this opinion without our prior written consent.

                                    Very truly yours,

                                    /s/ Venable, Baetjer and Howard, LLP